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                                                                    Exhibit 8(e)

                              INDEMNIFICATION AGREEMENT


This is an Indemnification Agreement by and between The Lincoln National Life Insurance Company ("LNL"), on its own behalf and on behalf of Lincoln National Variable Annuity Account H ("Account H"), and Capital Research and Management Company ("CRMC"). The effective date of this Agreement is date on which the Securities and Exchange Commission declares the first prospectus effective for Account H.

                                       RECITALS


A. LNL is an Indiana Insurance Corporation with Home Office at 1300 South Clinton Street, Fort Wayne, Indiana 46801.

B. Account H is a Segregated Account of LNL under Indiana Insurance Law, and is registered with the Securities and Exchange Commission, under the Investment Company Act of 1940, as a Unit Investment Trust (Registration No. 811-5721). The annuity contracts issued through Account H are registered under the Securities Act of 1933 (Registration No. 33-27783).

C. CRMC is a California General Business Corporation, with principal office at 333 South Hope Street, Los Angeles, California 90071, and is engaged in the business of providing investment-related services.

D. American Variable Insurance Series ("Series") is a Massachusetts Business Trust and a registered investment company under the Investment Company Act of 1940 (Registration Nos. 2-86838; 811-3587), with principal offices at 333 South Hope Street, Los Angeles, California 90071.

E. LNL will utilize Series as the underlying investment vehicle for purchase payments received under LNL's Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") offered to the public through Account H, and, in so doing, will purchase shares of Series in connection with those Contracts.

F. CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and Series, will serve as Investment Adviser to Series, as the term "Investment Adviser" is defined in the Investment Company Act of 1940.


                                      AGREEMENT


NOW, THEREFORE, CRMC, for good and sufficient consideration, receipt of which is hereby acknowledged, agrees:

     1. to indemnify LNL and Account H for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC) or litigation (including legal and other expenses) to which LNL and Account H may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities


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or expenses (or actions in respect thereof) or settlements arise as a result of any failure by Series or by CRMC, whether unintentional or in good faith or otherwise, to adequately diversify the various investment funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (including, but not by way of limitation, Final Reg. Sec. 1.817-5, March 2, 1989, 54 F.R. 8728), relating to the diversification requirements for variable annuity, endowment, and life insurance contracts. CRMC shall be entitled to rely upon the interpretation of such requirements by counsel to LNL when such an interpretation is requested by CRMC: AND

     2. to indemnify LNL and Account H for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of CRMC) or litigation (including legal and other expenses except attorneys' fees) to which LNL and Account H may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of any failure by Series or by CRMC, whether unintentional or in good faith or otherwise, to supply LNL with information sufficient for LNL to accurately calculate its accumulation and/or annuity values as required by law and by the Account H Registration Statement.

CRMC shall be given prompt written notice concerning any matter for which indemnification is afforded hereunder.

CRMC shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of LNL, and/or Account H, the investigation and defense of any claim by a third party, and in such event, LNL and/or Account H shall cooperate in every way with CRMC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.


                                   THE LINCOLN NATIONAL LIFE
                                   INSURANCE COMPANY FOR ITSELF
                                   AND ON BEHALF OF SEPARATE
                                   ACCOUNT H

Attest:

/s/ Kelly D. Clevenger             By: /s/ Robert A. Nikels
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                                   CAPITAL RESEARCH AND MANAGEMENT
                                   COMPANY

Attest:

/s/ Michael Downer                 By:
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